EXHIBIT 23.2

CONSENT OF KPMG, LLP

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Alloy, Inc.:

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement on Form S-1 of Alloy, Inc. of our report dated May 14, 2004 with respect to the consolidated balance sheet of Alloy, Inc. as of January 31, 2004, and the related consolidated statements of operations and comprehensive (loss) income, consolidated statements of changes in shareholders’ (deficit) equity, and cash flows for each of the years in the two-year period ended January 31, 2004 and the related 2003 consolidated financial statement schedule, which report appears in the January 31, 2005 annual report on Form 10-K of Alloy, Inc. and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

New York, New York

August 08, 2005